Exhibit 99.1

Anvia (Australia) Pty Ltd acquires Global Institute of Vocational Education Pty Ltd

Press Release |06/13/2018 GLENDALE, CA, June 13, 2018 (GLOBE NEWSWIRE) — Anvia (Australia) Pty Ltd a wholly owned subsidiary of Anvia Holdings Corporation (OTCQB: ANVV) (the “Company” or “Anvia Holdings”) today announced that it has acquired all of the issued and outstanding shares of Global Institute of Vocational Education Pty Ltd (“Global Institute”).

Anvia (Australia) Pty Ltd acquired 100% of Global Institute for AUD 81,900 Australian Dollars from Ms. Azmat Ali who was the sole shareholder of the company. Ms. Azmat Ali agreed to stay on board as a director of the company during transition for another term.

Anvia Holdings Corporation Chief Executive Officer, Ali Kasa, added “Acquisition of Global Institute completes the construction vertical segment eco-system for Anvia as it adds the education and qualification services in addition to existing Anvia Market, Anvia Recruiter and Anvia Loyalty. It will further optimize the investment that the company has made in Anvia Learning platform.”

About Global Institute of Vocational Education Pty Ltd

Global Institute of Vocational Education Pty Ltd, located in Melbourne, Australia, is a Registered Training Organization (RTO) under Australian Qualification Framework (AQF) by Australian Skills Quality Authority (ASQA). The current scope includes Diploma of Business, Safety Training. Global Institute is in the process of applying to add to qualification scope, all the relevant qualifications within construction sector.

Anvia (Australia) Pty Ltd

Anvia (Australia) Pty Ltd, located in Brisbane, Australia, is a wholly-owned subsidiary of Anvia Holdings Corporation. Anvia Australia commercialises Anvia’s intellectual property assets such as Anvia Learning, Anvia Market, Anvia Recruiters and Anvia Loyalty in Australian Market.

Anvia Market is an ecommerce platform where construction tradesmen can purchase safety wears and tools of their choice.

Anvia Recruiters is placement services specialised in training and placing qualified tradesmen within construction industry in Australia.

Anvia Loyalty is a FREE membership loyalty platform for construction tradesmen or handymen. It offers point based and cashback to tradesmen who use Anvia Learning to comply with Continuing Professional Development requirements and revenue share for purchases made within Anvia Network of hardware retailers and supermarkets.

About Anvia Holdings Corporation

Anvia Holdings Corporation is a global technology company that creates comprehensive, turnkey software and consulting solutions for small to medium-sized businesses. The company also owns a leading platform for the global constructions industry that provides a complete cloud-based eco-system. The Company is currently targeting other verticals in the international business arena such as real estate, semiconductors and construction. Anvia Holdings Corporation trades on the OTCQB under the symbol ANVV.

For further information, please visit www.anviaholdings.com

Contact: support@anviaholdings.com

Phone: 323 713 3244

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

SOURCE: Anvia Holdings Corporation